Exhibit 11

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

November 25, 2020

Board of Directors

RYCA INTERNATIONAL, INC.

We hereby consent to the inclusion in the Offering Circular filed under Regulation A tier 2 on Form 1-A of our reports dated September 24, 2020, with respect to the balance sheets of RYCA INTERNATIONAL, INC. as of December 31, 2019 and 2018 and the related statements of operations, shareholders’ equity/deficit and cash flows for the calendar years ended December 31, 2019 and 2018 and the related notes to the financial statements.

/s/ IndigoSpire CPA Group

IndigoSpire CPA Group, LLC

Aurora, Colorado

November 25, 2020